UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2013

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693

(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 21, 2013, Toys “R” Us Property Company I, LLC (“Propco I”), a wholly-owned subsidiary of Toys “R” Us, Inc. (the “Company”), entered into a Term Loan Credit Agreement (the “Credit Agreement”) among Propco I, as the borrower, Goldman Sachs Lending Partners LLC, as administrative agent (in such capacity, the “Administrative Agent”), and the lenders party thereto (collectively, the “Lenders”). The Credit Agreement provided for unsecured term loans in an aggregate principal amount of $985 million, the net proceeds of which, together with other funds available to Propco I, were used to redeem in full Propco I’s $950 million senior unsecured 10.75% notes due 2017, including accrued interest, premiums and expenses, and to pay fees and expenses relating to the Credit Agreement.

Propco I owns fee and leasehold interests in approximately 342 properties in the United States, which it leases on a long term basis to Toys “R” Us – Delaware, Inc. (“Toys-Delaware”), the operating entity for all of the Company’s North American businesses, pursuant to a master lease agreement.

The term loans under the Credit Agreement mature on August 21, 2019 and bear interest equal to, at the option of Propco I, (i) LIBOR plus a margin of 5.00% per annum or (ii) the Base Rate (defined as the highest of (x) the Federal Funds Rate plus 0.50%, (y) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate,” and (z) one-month LIBOR plus 1.00%) plus a margin of 4.00% per annum, each of (i) and (ii)(z) subject to a LIBOR floor of 1.00%. The term loans are guaranteed by all of Propco I’s subsidiaries (the “Guarantors”). The term loans are solely the obligations of Propco I and the Guarantors and will not be guaranteed by the Company or Toys-Delaware.

The term loans under the Credit Agreement are required to be repaid in equal quarterly installments commencing January 31, 2014 in aggregate annual amounts equal to 1.00% of the original principal amount, with the balance payable on the final maturity date. The Credit Agreement requires Propco I to prepay outstanding term loans with 25% of the Propco I’s annual excess cash flow (as defined in the Credit Agreement), commencing with the fiscal year ending January 31, 2015, subject to the right of the lenders to decline such prepayment (the “Declined Proceeds”). The Credit Agreement also requires Propco I to prepay outstanding term loans, subject to certain exceptions and reinvestment rights, in connection with certain asset sales in an amount generally equal to 65% of the appraised value of the real property disposed of in such sale.

The Credit Agreement contains certain affirmative and negative covenants, including, among other things, covenants that, subject to certain exceptions, restrict the ability of Propco I and its subsidiaries to incur certain additional indebtedness, make distributions, create or permit liens on assets, sell or otherwise dispose of assets, or engage in mergers or consolidations. The exceptions include the right of Propco I to make distributions from 75% of excess cash flow plus certain other amounts, including Declined Proceeds, subject to the satisfaction of certain conditions, including satisfaction of a fixed charge ratio (as defined in the Credit Agreement) of at least 2.0 to 1.0 for 50% of such distributions. If an event of default under the Credit Agreement shall occur and be continuing, the principal amount of loans outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 8.01        Other Events

On August 21, 2013, Propco I redeemed all of its $950 million senior unsecured 10.75% notes due 2017 at a redemption price of 105.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.

By:	/s/ F. Clay Creasey, Jr.
Name: F. Clay Creasey, Jr.
Title: Executive Vice President – Chief Financial Officer

Date: August 21, 2013